AMENDMENT


            AMENDMENT, dated as of August 22, 1995, to the Rights Agreement, dated as of February 26, 1991 (the "Rights Agreement"), between Public Service Company of Colorado (the "Company") and Mellon Bank, N.A., as Rights Agent (the "Rights Agent").

            WHEREAS, the parties hereto are parties to the Rights Agreement;

            WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors deems it necessary and desirable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth below; and

            WHEREAS, the parties hereto desire to amend the Rights Agreement, as provided herein.

            NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and in the rights agreement, the parties hereto agree as follows:

            1. The definition of "Acquiring Person" as set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following provision at the end of the first sentence thereof:

            ; provided, however, that M-P New Co. shall not be deemed an "Acquiring Person" as a result of the execution, delivery and performance of the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of August 22, 1995, among Public Service Company of Colorado, Southwestern Public Service Company and M-P New Co. or the consummation of the transactions contemplated in the Reorganization Agreement.

            2. Clause (b) of Section 13 of the Rights Agreement is hereby amended to read in its entirety as follows:

            (b) other than pursuant to the Reorganization Agreement, any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any Person (including the Company) or cash or any other property, or

            3. This Amendment shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts to be made and performed entirely within such State.

            4. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

            5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            IN WITNESS WHEREOF, Public Service Company of Colorado and the Rights Agent have executed this Amendment as of the date first above written.
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                                    PUBLIC SERVICE COMPANY OF COLORADO

                                         /s/ R. C. Kelly
                                    By: ______________________________


ATTEST:


 /s/ Teresa S. Madden
_______________________



                                    MELLON BANK, N.A.


                                        /s/ Laura E. Kennedy
                                    By: _____________________


ATTEST:


/s/ Stacy Tenken
_______________________
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